Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2025 relating to the financial statements of European Wax Center, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended January 4, 2025.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 21, 2025